Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of VantageSouth Bancshares, Inc. of our report dated April 1, 2013, with respect to the consolidated financial statements of ECB Bancorp, Inc. and Subsidiary as of and for the periods indicated in our report thereon, which report is included in the Current Report on Form 8-K filed April 3, 2013 by Crescent Financial Bancshares, Inc. (n/k/a VantageSouth Bancshares, Inc.), and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

August 20, 2013